Exhibit 10.21

March 1, 2002

Mr. Yu Liu

[Address]

Dear Yu:

It is my pleasure to offer you the position of Director of Simulation Products at Apache Design Solutions, Inc. (the “Company”). This letter shall serve to confirm the terms of your employment with the Company and is being delivered in connection with the sale of all outstanding securities of Anawork Systems, Inc. (“Anawork”) to the Company. This offer is conditioned upon the sale of Anawork to the Company (such sale consummation date, the “Start Date”). If the terms discussed below are acceptable to you, please sign this agreement where indicated and return it to me.

1. Compensation.

a. Salary. Commencing on May 1, 2002, you will be paid an annual base salary of $105,000 per year, less applicable withholdings and deductions (hereafter “Salary”). All reasonable ordinary course of business expenses that are documented by you will be reimbursed.

b. Stock Option Plan. Subject to the approval of the Company’s Board of Directors, the Company will grant you an option (the “Option”) to purchase 363,735 shares of the Company’s common stock at an exercise price equal to the then fair market value as determined by the Board of Directors. Such Option shall be subject to three (3)-year vesting (with a one-year cliff) starting from the Start Date, and shall be subject to the other restrictions and standard provisions as set forth in the Company’s stock option documentation.

c. Vacation, Holidays and Sick-Leave. The Company will provide you with 15 paid flexible time-off (FTO) days one year of service during your employment. FTO includes vacation and sick leave. FTO are paid pro-rated for partial year of service. Holidays will be provided in accordance with the Company’s policies.

2. Non-Compete / Non-solicit and Outside Activities.

a. You understand and agree that this agreement is entered into in connection with the acquisition by the Company of all of the outstanding securities and goodwill of Anawork. You further understand and agree that you were a substantial shareholder of Anawork and a key and significant member of the management of Anawork and that you will receive substantial consideration as a result of the Company’s purchase of your securities in Anawork.

b. You agree that during your employment with the Company, you will not engage in any other employment, business, or business related activity unless you obtain prior written approval from the Company’s Chief Executive Officer to hold such outside employment or engage in such business or activity. Such written approval will not be withheld if the Company concludes that such outside employment, business or activity would not in any way be competitive, directly or indirectly, with the business or proposed business of the Company or Anawork or otherwise conflict with or adversely affect in any way your performance of your employment obligations to the Company.

c. Commencing on the Start Date, and continuing for the later of (1) three years after the Start Date or (2) one year after you cease being an employee of the Company, you will not, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity or in any other capacity directly or indirectly:

(1) participate or engage in the design, development, manufacture, production, marketing, sale or servicing of any product, or the provision of any service, that directly or indirectly relates to the Company’s or Anawork’s business as presently or as proposed to be conducted or render any services to any business engaged in the design, manufacture or sale of any product or service relating to the Company’s or Anawork’s business as presently or proposed to be conducted (hereafter referred to collectively as “the Business”) in the United States or in Europe or Japan or China; or

(2) permit your name to be used in connection with a business which is competitive or substantially similar to the Business; or

(3) solicit for business or representation any customer or potential customer of the Business.

d. Notwithstanding the foregoing, you may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business. The term “publicly traded securities” shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

e. You agree and covenant that during the term of your employment with the Company and for twelve (12) months thereafter, you will not solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company.

f. If any restriction set forth in this paragraph 2 is found by a court to be unreasonable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area and/or period as shall be deemed reasonable. You acknowledge that the services that you will provide to the Company under this agreement are unique and that irreparable harm will be suffered by the Company in the event of the breach by you of any of your obligations under this agreement, and that the Company will be entitled, in addition to its other rights, to enforce by an injunction or decree of specific performance the obligations set forth in this agreement. Any claims asserted by you against the Company shall not constitute a defense in any injunction action brought by the Company to obtain specific enforcement of this paragraph 2.

3. Repayment of Indebtedness. The parties hereto agree and acknowledge that Anawork is indebted to you in the aggregate amount of $45,000 (the “Anawork Debt”). The Company has agreed to assume the Anawork Debt in connection with the Acquisition; provided, however, that you agree that (i) the Company’s (and Anawork’s) obligation to repay the Anawork Debt shall not become due and payable until six months after the Start Date and (ii) no interest has or will accrue on the Anawork Debt and no such interest shall ever be due and payable.

4. Vesting of Certain Shares Issued in Acquisition. You hereby agree and acknowledge that one-half (1/2) of all shares of the Company’s common stock issued or issuable to you as consideration in connection with the Company’s purchase/exchange of your securities in Anawork in the acquisition (the “Shares”) shall be subject to vesting pursuant to a separate agreement to be entered into on the Start Date as follows: one thirty-sixth (1/36) of the Shares shall vest upon the completion of each month of your continuous employment with the Company starting from the Start Date, such that all the Shares shall be vested in full after three (3) continuous years of your employment with the Company from the Start Date. No additional Shares shall vest upon the cessation of your employment with the Company for any reason.

5. Proprietary Information and Inventions Agreement. Your acceptance of this offer is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A for your execution.

6. Arbitration. Any controversy between the parties hereto involving the construction of application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment (except as otherwise set forth in paragraph 2(f) above), will be submitted to and settled by final and binding arbitration in Palo Alto, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the “Rules”) then in effect. Any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

The terms of this offer and the enclosed Proprietary Information and Inventions Agreement must be agreed to as a condition of your employment. To accept this offer, please sign below and where indicated on the Proprietary Information and Inventions Agreement.

Employment with the Company is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause, without liability to either party, except as set forth herein. Any contrary representations which may have been made or which may be made to you are superseded by this offer. This is the full and complete agreement between us (and Anawork) on the terms and subject matter set forth herein.

We request that all of our employees, to the extent possible, give us advance notice if they intend to resign.

We look forward to working with you to make Apache Design Solutions, Inc. a success. If there are any aspects of our offer which you would like clarified, please let me know.

Very truly yours,

/s/ Andrew Yang
Andrew Yang
Chief Executive Officer

ACCEPTANCE

I accept this employment offer. The provisions stated in this agreement supersede all prior discussions and offer negotiations and all prior agreements with Anawork.

Accepted:	/s/ Yu Liu
Yu Liu

Date	3/1/02

Start Date:	5/1/02